Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing
Executive Vice President
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH HOLDINGS, INC. REPORTS 15.4% FIRST QUARTER EARNINGS GROWTH
• Net Interest Income Growth of 12.6%
• Core Deposit Growth of $72.5 Million
• Loan Originations of $1.02 Billion
• Annualized Organic Loan Growth of 18.5%
• Strong Loan Pipeline of $2.50 Billion
     SAN FRANCISCO, April 26, 2007 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $27.0 million for the first quarter ended March 31, 2007. This is an increase of 15.4%, compared with net income of $23.4 million for the quarter ended March 31, 2006. The diluted earnings per common share were $0.26 for the first quarter of 2007, compared with $0.24 for the corresponding period of 2006.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with our first quarter performance, which demonstrates the continuing success of our strategy to strengthen commercial and construction lending relationships and build those components of our loan portfolio. These relationships resulted in strong loan commitment growth during the quarter.
     “We enter the second quarter with a loan pipeline of $2.50 billion and project strong loan growth through the remainder of 2007, as the loan commitments made in the first quarter draw during the year and origination momentum remains robust. We continue to experience strong demand for commercial business loans, and our unique transpacific presence will further enhance our position for continued growth in international trade finance business, core deposits and noninterest income in the future.
     “In the first quarter, we announced the pending acquisitions of privately-held Business Development Bank Ltd. in Shanghai, China and The Chinese American Bank in New York, subject to receipt of regulatory approvals. The acquisition of Business Development Bank would provide UCB with an immediate banking platform to immediately accelerate our growth in Greater China and further enhance our trade finance capabilities in the U.S. The acquisition of The Chinese American Bank would substantially expand our New York platform, which will allow us to accelerate our growth in that region,” concluded Mr. Wu.
     First Quarter Operating Results
     Net interest income before provision for loan losses for the quarter ended March 31, 2007 increased by $8.2 million, or 12.6%, to $73.8 million, compared with $65.6 million for the same period of 2006. The growth was primarily due to organic balance sheet growth and the acquisition of Summit Bank Corporation (“Summit”), the holding company of The Summit National Bank, in December 2006.
     The net interest margin was 3.26% for the quarter ended March 31, 2007, compared with 3.54% for the corresponding quarter of 2006. The decrease in the net interest margin reflected the effect of the increase in loan yields, offset by the increased deposit cost and the effect of the higher concentration of lower-yielding securities.
     The average cost of deposits during the first quarter of 2007 was 3.72%, compared with 2.90% for the first quarter ended March 31, 2006. The 82 basis point increase in the average cost of deposits reflected the increase in market interest rates and the change in deposit mix. The increase in the average cost of deposits was largely offset by a 53 basis point increase in the yield on interest-earning assets.
     The provision for loan losses was $1.0 million for the first quarter of 2007, compared with $307,000 for the corresponding quarter of 2006.
     Noninterest income decreased by $1.6 million, or 11.6%, to $12.4 million for the quarter ended March 31, 2007, compared with $14.1 million for the corresponding quarter of 2006. Included in the noninterest income for the first quarter of 2006 was a $5.0 million fee received as a result of the termination of the merger agreement with Great Eastern Bank. Excluding the $5.0 million termination fee, noninterest income increased by $3.4 million, or 37.1%. This increase was primarily due to increases in commercial banking fees, service charges on deposits, gains on sales of securities and increased loan servicing income. The reduction in the gain on sale of loans reflected the decreased volume of loan sales in the first quarter of 2007.
     Noninterest expense for the first quarter of 2007 increased by 2.68% to $43.9 million, from $42.7 million for the corresponding quarter of 2006. Included in noninterest expense for the first quarter of 2007 was approximately $1.0 million of nonrecurring expenses related primarily to the acquisitions in the fourth quarter of 2005 and the write-off of capitalized expenses on a potential overseas acquisition that the Company decided to not further pursue. Included in noninterest expense for the first quarter of 2006 were $4.4 million of nonrecurring personnel expenses and $1.2 million of nonrecurring professional fees. Excluding those nonrecurring expenses, noninterest expense increased by $5.8 million in the first quarter of 2007. This increase was primarily the result of increased personnel costs and occupancy expenses related to the acquisition of Summit in December 2006, as well as the additional staffing required to support the growth of the Bank’s commercial banking business, and the expansion of the Bank’s infrastructure to support a larger and growing organization.
     The effective tax rate was 34.6% for the first quarter ended March 31, 2007, compared with 36.0% for the corresponding period of 2006.
     Net income increased by 15.4% to $27.0 million for the quarter ended March 31, 2007, compared with $23.4 million for the corresponding quarter of the prior year. The annualized return on average assets (“ROA”) for the quarter ended March 31, 2007 was 1.09%, and the annualized return on average equity (“ROE”) for the quarter ended March 31, 2007 was 13.43%. The ROA and ROE for the first quarter of 2006 were 1.18% and 15.36%, respectively. The efficiency ratio was 50.88% for the first quarter of 2007, compared with 53.66% for the corresponding period of 2006.
     Balance Sheet Highlights
     Total loan growth during the first quarter of 2007, including loans held for sale, increased by $279.9 million, or 16.5% annualized, following the sale of $55.2 million of commercial real estate loans during the quarter. New loan commitments of $1.02 billion for the first quarter of 2007 were comprised of $977.7 million of commercial loans and $38.4 million of consumer loans. Commercial business loan originations increased by 25.2% to $288.7 million in the first quarter of 2007, compared with $230.5 million in the first quarter of 2006. Construction loan commitments of $284.7 million in the first quarter of 2007 represented a 59.1% increase over construction loan commitments of $178.9 million in the corresponding quarter of 2006. Commercial real estate loan originations increased by 38.1% to $286.4 million in the first quarter of 2007, from $207.4 million in the first quarter of 2006. The commercial business and construction loan commitments in the first quarter of 2007 will be drawn upon in the remaining quarters of 2007. With strong loan commitments in the first quarter, coupled with a loan pipeline of $2.50 billion as of March 31, 2007, the Company projects strong loan growth through the remainder of 2007. The average loan yield improved to 7.70% for the quarter ended March 31, 2007, from 6.99% for the quarter ended March 31, 2006, as we continue to improve our loan mix to increase profitability.
     Total nonperforming assets as of March 31, 2007 were $24.7 million, or 0.24%, reflecting management’s continued focus on maintaining high credit quality assets. This is compared with total nonperforming assets of $15.2 million, or 0.15%, at December 31, 2006. The increase in the nonperforming assets reflects one loan which was classified as nonperforming during the first quarter of 2007 and in which management projects little, if any, loss exposure. Net loan charge-offs were $1.7 million for the quarter ended March 31, 2007, compared with net loan charge-offs of $2.7 million for the quarter ended March 31, 2006. Annualized net loan charge-offs for the first quarter of 2007 were 0.10%, compared with 0.18% for the corresponding quarter of 2006.
     The ratio of allowance for loan losses to loans held in portfolio was 0.91% at March 31, 2007, compared with 0.93% at December 31, 2006. The decrease in the ratio of allowance for loan losses was primarily the result of improvements in credit classifications on certain loans, net charge-offs, and on loan loss factor refinements.
     The securities portfolio was $2.08 billion at March 31, 2007, compared with $2.44 billion at December 31, 2006. The securities portfolio was 20.2% of total assets at March 31, 2007, compared with 23.6% of total assets at December 31, 2006.
     Total deposits increased by $96.3 million, or 5.3% annualized, to $7.30 billion at March 31, 2007, from $7.20 billion at December 31, 2006. Noninterest-bearing deposits decreased by $21.3 million, or 11.1% annualized, to $746.4 million for the quarter ended March 31, 2007, compared with $767.7 million at December 31, 2006. NOW, checking and money market account balances increased by $74.5 million, or 13.6% annualized, to $2.27 billion during the first quarter of 2007. CDs increased by $23.8 million, or 2.3% annualized, to $4.09 billion during the first quarter of 2007. The average cost of deposits for the quarter ended March 31, 2007, was 3.72%, a decrease of four basis points from 3.76% for the quarter ended December 31, 2006, reflecting management’s focus in managing deposit costs in today’s market environment.
     Stockholders’ equity increased by $35.4 million, or 18.0% annualized, to $821.5 million at March 31, 2007, from $786.1 million at December 31, 2006. The growth in equity during the quarter resulted primarily from the retention of earnings. The Tier I leverage ratio of the Bank was 8.21% at March 31, 2007, compared with 9.30% at December 31, 2006. The higher Tier I leverage ratio as of December 31, 2006 reflected the acquisition of Summit, which was completed on December 29, 2006. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”
     First Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on April 27, 2007, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter 2007. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. With $10.31 billion in assets as of March 31, 2007, the Bank has 50 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, five branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, a branch in Hong Kong, and representative offices in Shanghai and Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.

     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Noninterest-bearing cash	$90,769	$112,343
Interest-bearing cash	143,863	92,049
Federal funds sold	208,091	150,027

Cash and cash equivalents	442,723	354,419

Securities purchased under agreements to resell	150,000	175,000
Investment and mortgage-backed securities available for sale, at fair value	1,791,076	2,149,456
Investment and mortgage-backed securities held to maturity, at cost (fair value of $292,876 and $295,446 at March 31, 2007, and December 31, 2006, respectively)	288,451	290,673
Federal Home Loan Bank stock, Federal Reserve Bank stock and other equity investments	111,248	110,775
Loans held for sale, net of valuation allowance	115,548	142,861
Loans held in portfolio	6,942,843	6,635,660
Allowance for loan losses	(62,804)	(62,015)

Loans held in portfolio, net	6,880,039	6,573,645

Accrued interest receivable	53,088	50,803
Premises and equipment, net	112,877	115,610
Goodwill	228,555	226,780
Core deposit intangibles, net	19,516	28,325
Mortgage servicing rights, net	12,946	13,273
Other assets	100,316	114,794

Total assets	$10,306,383	$10,346,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$746,407	$767,714
Interest-bearing deposits	6,552,761	6,435,131

Total deposits	7,299,168	7,202,845

Securities sold under agreements to repurchase	300,000	401,600
Short-term borrowings	441,879	654,636
Subordinated debentures	240,549	240,549
Accrued interest payable	21,241	21,018
Long-term borrowings	1,079,747	906,651
Other liabilities	102,298	133,044

Total liabilities	9,484,882	9,560,343

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at March 31, 2007, and December 31, 2006; 99,900,138 and 99,448,181 shares issued and outstanding at March 31, 2007, and December 31, 2006, respectively	999	994
Additional paid-in capital	348,932	341,616
Retained earnings	488,650	464,616
Accumulated other comprehensive loss	(17,080)	(21,155)

Total stockholders’ equity	821,501	786,071

Total liabilities and stockholders’ equity	$10,306,383	$10,346,414

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Interest and dividend income:
Loans	$131,651	$105,538
Investment and mortgage-backed securities:
Taxable	23,514	13,757
Tax exempt	3,306	2,692
FHLB Stock	922	450
Federal funds sold and deposits with banks	2,289	1,015
Securities purchased under agreements to resell	2,264	—

Total interest and dividend income	163,946	123,452

Interest expense:
Deposits	65,994	44,396
Securities sold under agreements to repurchase	3,261	29
Short-term borrowings and federal funds purchased	5,192	3,445
Subordinated debentures	4,553	2,715
Long-term borrowings	11,116	7,287

Total interest expense	90,116	57,872

Net interest income	73,830	65,580
Provision for loan losses	1,048	307

Net interest income after provision for loan losses	72,782	65,273

Noninterest income:
Commercial banking fees	4,745	4,095
Service charges on deposits	1,529	740
Gain (loss) on sale of securities, net	3,076	(2)
Gain on sale of SBA loans, net	765	581
Gain on sale of multifamily and commercial real estate loans, net	1,394	3,911
Lower of cost or market adjustment on loans held for sale	(14)	(97)
Equity loss in other equity investments	(473)	(458)
Acquisition termination fee	—	5,000
Other fees	1,423	307

Total noninterest income	12,445	14,077

Noninterest expense:
Personnel	24,264	25,734
Occupancy	4,848	3,699
Data processing	2,280	1,969
Furniture and equipment	2,166	1,660
Professional fees and contracted services	2,329	3,385
Deposit insurance	292	211
Communication	702	599
Core deposit intangible amortization	1,008	555
Other general and administrative	6,006	4,936

Total noninterest expense	43,895	42,748

Income before income tax expense	41,332	36,602
Income tax expense	14,301	13,183

Net income	$27,031	$23,419

Earnings per share:
Basic	$0.27	$0.25
Diluted	$0.26	$0.24

Dividends declared per share	$0.030	$0.030

Average shares outstanding:
Basic	99,731,221	94,114,819
Diluted	103,262,726	97,859,557

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Ratios and Other Data:
Return on average assets	1.09%	1.18%
Return on average equity	13.43	15.36
Efficiency ratio (1)	50.88	53.66
Noninterest expense to average assets	1.77	2.15
Average equity to average assets	8.11	7.68
Dividend payout ratio (2)	11.54	12.50
Net loan charge-offs to average loans held in portfolio.	0.10	0.18

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$16,331	$22,325
Secured by real estate — multifamily	—	—

Total commercial loans	16,331	22,325

Consumer:
Residential mortgage (one-to-four family)	1,190	—

Total loans held for sale commitments (3)	17,521	22,325

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	270,118	185,081
Secured by real estate — multifamily	117,913	85,122
Construction	284,657	178,891
Business	288,678	230,519

Total commercial loans	961,366	679,613

Consumer:
Residential mortgage (one-to-four family)	30,701	18,865
Other	6,513	7,256

Total consumer loans	37,214	26,121

Total loans held in portfolio commitments (3)	998,580	705,734

Total loan commitments (3)	$1,016,101	$728,059

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,497,020	$2,464,375
Secured by real estate — multifamily	1,292,609	1,530,143
Construction	1,092,500	527,470
Business	1,446,102	852,002

Total commercial loans	6,328,231	5,373,990

Consumer:
Residential mortgage (one-to-four family)	455,578	610,296
Other	55,391	53,254

Total consumer loans	510,969	663,550

Total loans	$6,839,200	$6,037,540

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,839,200	$131,652	7.70%	$6,037,540	$105,538	6.99%
Taxable securities (3)	1,857,226	23,514	5.06	1,179,163	13,757	4.67
Tax exempt securities (3)	274,676	3,306	4.81	225,580	2,692	4.77
FHLB Stock	68,805	922	5.36	44,474	450	4.05
Securities purchased under agreements to resell	125,278	2,264	7.23	—	—	—
Other	154,056	2,289	5.94	96,818	1,015	4.19

Total interest-earning assets	9,319,241	163,947	7.04	7,583,575	123,452	6.51
Noninterest-earning assets	600,442	—		358,413	—

Total assets	$9,919,683	$163,947		$7,941,988	$123,452

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,478,541	$12,477	3.38	$1,212,276	$7,774	2.57
Savings accounts	692,003	1,726	1.00	779,183	2,278	1.17
Time deposits	4,230,874	51,791	4.90	3,622,005	34,344	3.79

Total interest-bearing deposits	6,401,418	65,994	4.12	5,613,464	44,396	3.16
Securities sold under agreements to repurchase	318,956	3,261	4.09	2,778	29	4.18
Short-term borrowings and federal funds purchased	401,430	5,192	5.17	360,357	3,445	3.82
Long-term borrowings	943,810	11,116	4.71	580,093	7,287	5.02
Subordinated debentures	240,549	4,553	7.57	146,050	2,715	7.44

Total interest-bearing liabilities	8,306,163	90,116	4.34	6,702,742	57,872	3.45
Noninterest-bearing deposits	695,668	—		511,445	—
Other noninterest-bearing liabilities	113,038	—		117,871	—
Stockholders’ equity	804,814	—		609,930	—

Total liabilities and stockholders’ equity	$9,919,683	$90,116		$7,941,988	$57,872

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,013,078	$73,831	2.70%	$880,833	$65,580	3.06%

Net interest margin (5)			3.17%			3.46%

Ratio of interest-earning assets to interest-bearing liabilities	1.12x			1.13x

Tax equivalent basis:
Total interest-earning assets (6)	$9,319,241	$166,033	7.13%	$7,583,575	$124,902	6.59%
Total interest-bearing liabilities	8,306,163	90,116	4.34	6,702,742	57,872	3.45

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,013,078	$75,917	2.79%	$880,833	$67,030	3.14%

Net interest margin (5)			3.26%			3.54%

Average cost of deposits:
Total interest-bearing deposits	$6,401,418	$65,994	4.12%	$5,613,464	$44,396	3.16%
Noninterest-bearing deposits	695,668	—		511,445	—

Total deposits	$7,097,086	$65,994	3.72%	$6,124,909	$44,396	2.90%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $2.1 million and $1.4 million for the three months ended March 31, 2007 and 2006, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	March 31	December 31,
	2007	2006
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$113,172	$141,348
Commercial business	1,181	1,203

Total commercial loans	114,353	142,551

Consumer:
Residential mortgage (one-to-four family)	1,195	310

Total loans held for sale (1)	$115,548	$142,861

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,479,457	$2,341,572
Secured by real estate — multifamily	1,313,606	1,275,594
Construction	1,154,176	1,054,302
Commercial business	1,488,723	1,461,322

Total commercial loans	6,435,962	6,132,790

Consumer:
Residential mortgage (one-to-four family)	455,328	448,895
Other	51,553	53,975

Total consumer loans	506,881	502,870

Total loans held in portfolio (2)	$6,942,843	$6,635,660

Nonperforming loans	$21,770	$15,198
Other real estate owned (OREO)	2,887	2,887
Loan delinquency ratio	0.93%	0.84%
Nonperforming assets to total assets	0.24	0.15
Nonperforming loans to loans held in portfolio	0.31	0.19
Allowance for loan losses to nonperforming loans	288.48	503.73
Allowance for loan losses to loans held in portfolio	0.91	0.93
Net loan to deposit ratio	95.84	93.25

Selected deposit data:
NOW, checking and money market accounts	$2,268,672	$2,194,176
Savings accounts	940,719	942,672
Time deposits	4,089,777	4,065,997

Total deposits	$7,299,168	$7,202,845

Cost of deposits	3.68%	3.66%

Selected equity data:
Book value per share	$8.22	$7.90

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	10.49%	10.53%
Tier 1 risk-based capital	9.66	9.67
Tier 1 leverage ratio	8.21	9.30

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	10.86%	10.72%
Tier 1 risk-based capital	10.03	9.86
Tier 1 leverage ratio	8.50	9.50

(1)	Includes net unamortized deferred loan fees, purchase premiums and discounts of $198,000 and $213,000 at March 31, 2007, and December 31, 2006, respectively.

(2)	Includes net unamortized deferred loan fees purchase premiums and discounts of $21.0 million and $25.8 million at March 31, 2007, and December 31, 2006, respectively.